Pricing supplement
To prospectus dated April 15, 2016,
prospectus supplement dated April 15, 2016,
product supplement no. 4-I dated April 15, 2016 and

underlying supplement no. 1-I dated April 15, 2016

Registration Statement Nos. 333-209682 and 333-209682-01 Dated November 18, 2016 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC
Structured Investments

$405,000
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index due December 6, 2017

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a return of 1.25 times any appreciation of an equally weighted basket consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund, up to a maximum return on the basket of 18.75% at maturity, while being exposed to any depreciation of the S&P 500® Index. Investors should be willing to forgo any benefit from any appreciation of the S&P 500® Index. Investors should also be willing to forgo interest and dividend payments and, if the Capped Upside Return is not sufficient to offset the Downside Return, be willing to lose some or all of their principal.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	The payment at maturity is linked to any appreciation of the Upside Underlying, subject to the Maximum Return, and any depreciation of the Downside Underlying, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Underlyings:

An equally weighted basket (the “Upside Underlying”) consisting of the Health Care Select Sector SPDR® Fund (Bloomberg ticker: “XLV”), the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund (Bloomberg ticker: “XLI”) and the Financial Select Sector SPDR® Fund (Bloomberg ticker: “XLF”) (each, a “Fund” and collectively, the “Funds”) and the S&P 500® Index (Bloomberg ticker: SPX) (the “Downside Underlying”). We refer to each of the Upside Underlying and the Downside Underlying as an “Underlying” and, collectively, as the “Underlyings.”

Upside Leverage Factor:	1.25
Payment at Maturity:	The payment at maturity on the notes will reflect the Upside Leverage Factor times any appreciation of the Upside Underlying, up to the Maximum Return, and any depreciation of the Downside Underlying. Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 × (1 + Capped Upside Return + Downside Return)

You will lose some or all of your principal amount at maturity if the Capped Upside Return is not sufficient to offset the Downside Return. The Capped Upside Return will not be sufficient to offset the Downside Return if:

(a) each Underlying depreciates from its Initial Value to its Final Value,

(b) the Downside Underlying depreciates from its Initial Value to its Final Value while the Upside Underlying remains flat from its Initial Value to its Final Value,

(c) the Downside Underlying depreciates from its Initial Value to its Final Value by a greater percentage than the Upside Leverage Factor times the percentage by which the Upside Underlying appreciates from its Initial Value to its Final Value or

(d) the Downside Underlying depreciates from its Initial Value to its Final Value by a percentage that is greater than the Maximum Return.

For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlyings?” in this pricing supplement.

Maximum Return:	18.75%. For example, if the Underlying Return of the Upside Underlying is equal to or greater than 15.00%, the Capped Upside Return will be equal to 18.75%, which, assuming the Downside Return is equal to 0%, entitles you to a maximum payment at maturity of $1,187.50 per $1,000 principal amount note that you hold.
Underlying Return:	With respect to each Underlying: (Final Value – Initial Value) Initial Value
Initial Value:	With respect to each Underlying, the Closing Value of that Underlying on the Pricing Date, which was 100 for the Upside Underlying and 2,181.90 for the Downside Underlying
Final Value:	With respect to each Underlying, the arithmetic average of the Closing Values of that Underlying on the Ending Averaging Dates
Closing Value:	On any relevant day, with respect to the Upside Underlying, the Basket Closing Level of the Upside Underlying on that day or, with respect to the Downside Underlying, the closing level of the Downside Underlying on that day
Basket Closing Level:

Set equal to 100 on the Pricing Date. On any subsequent day, the Basket Closing Level will be calculated as follows:

100 × [1 + (XLV Return × 1/3) + (XLI Return × 1/3) + (XLF Return × 1/3)]

The XLV Return, the XLI Return and the XLF Return set forth in the formula above refer to the returns for the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund, respectively, from the Pricing Date to the relevant day, each of which is equal to (a) the closing price of one share of the relevant Fund on the relevant day minus the closing price of one share of that Fund on the Pricing Date, divided by (b) the closing price of one share of that Fund on the Pricing Date, which was $69.70 for the Health Care Select Sector SPDR® Fund, $61.30 for the Industrial Select Sector SPDR® Fund and $22.16 for the Financial Select Sector SPDR® Fund

Share Adjustment Factor:	With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set initially at 1.0 on the Pricing Date. The Share Adjustment Factor for each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information about these adjustments.
Other Key Terms:	See “Additional Key Terms” on PS-1 of this pricing supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$405,000	$4,050	$400,950
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement

The estimated value of the notes, when the terms of the notes were set, was $991.40 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

November 18, 2016

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Underlying supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Capped Upside Return:	The Underlying Return of the Upside Underlying times the Upside Leverage Factor of 1.25, provided that the Capped Upside Return will not be greater than the Maximum Return or less than 0%
Downside Return:	The Underlying Return of the Downside Underlying, provided that the Downside Return will not be greater than 0%. Because the Downside Return will never be greater than 0%, you will be exposed to any depreciation of the Downside Underlying, but you will receive no benefit from any appreciation of the Downside Underlying.
Pricing Date:	November 18, 2016
Original Issue Date (Settlement Date):	On or about November 23, 2016
Ending Averaging Dates*:	November 27, 2017, November 28, 2017, November 29, 2017, November 30, 2017 and December 1, 2017
Maturity Date*:	December 6, 2017
CUSIP:	46646QAK1
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

JPMorgan Structured Investments —	PS- 1
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlyings?

The following tables and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes, assuming a range of performances for the Underlyings. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Initial Value of 100 for the Upside Underlying, the Upside Leverage Factor of 1.25 and the Maximum Return of 18.75% and assume an Initial Value of 2,200 for the Downside Underlying. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following tables and the examples have been rounded for ease of analysis.

Scenario A: Each Underlying remains flat or appreciates from its Initial Value to its Final Value.

If each Underlying remains flat or appreciates from its Initial Value to its Final Value, the Capped Upside Return will reflect any appreciation of the Upside Underlying times the Upside Leverage Factor, subject to the Maximum Return, and the Downside Return will be equal to 0%, regardless of any appreciation of the Downside Underlying. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Final Value of the Upside Underlying	Underlying Return of the Upside Underlying	Capped Upside Return	Downside Return	Total Return
180.000	80.00%	18.750%	0.00%	18.750%
170.000	70.00%	18.750%	0.00%	18.750%
160.000	60.00%	18.750%	0.00%	18.750%
150.000	50.00%	18.750%	0.00%	18.750%
140.000	40.00%	18.750%	0.00%	18.750%
130.000	30.00%	18.750%	0.00%	18.750%
120.000	20.00%	18.750%	0.00%	18.750%
115.000	15.00%	18.750%	0.00%	18.750%
110.000	10.00%	12.500%	0.00%	12.500%
105.000	5.00%	6.250%	0.00%	6.250%
102.500	2.50%	3.125%	0.00%	3.125%
100.000	0.00%	0.000%	0.00%	0.000%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 105. Because the Final Value of the Upside Underlying of 105 is greater than its Initial Value of 100 and its Underlying Return of 5% times the Upside Leverage Factor of 1.25 does not exceed the Maximum Return of 18.75%, the Capped Upside Return is equal to 6.25%. Because the Downside Underlying remains flat or appreciates from its Initial Value to its Final Value, the Downside Return is 0%. Accordingly, the investor receives a payment at maturity of $1,062.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 6.25% + 0%) = $1,062.50

Example 2: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 150. Because the Final Value of the Upside Underlying of 150 is greater than its Initial Value of 100 and its Underlying Return of 50% times the Upside Leverage Factor of 1.25 exceeds the Maximum Return of 18.75%, the Capped Upside Return is equal to 18.75%. Because the Downside Underlying remains flat or appreciates from its Initial Value to its Final Value, the Downside Return is 0%. Accordingly, the investor receives a payment at maturity of $1,187.50 per $1,000 principal amount note, the maximum payment on the notes, calculated as follows:

$1,000 × (1 + 18.75% + 0%) = $1,187.50

Scenario B: Each Underlying remains flat or depreciates from its Initial Value to its Final Value.

If each Underlying remains flat or depreciates from its Initial Value to its Final Value, the Capped Upside Return will be equal to 0%, regardless of any depreciation of the Upside Underlying, and the Downside Return will reflect any depreciation of the Downside Underlying. Accordingly, under these circumstances, the investor will lose some or all of their principal amount at maturity. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Final Value of the Downside Underlying	Underlying Return of the Downside Underlying	Capped Upside Return	Downside Return	Total Return
2,200.00	0.00%	0.00%	0.00%	0.00%
2,090.00	-5.00%	0.00%	-5.00%	-5.00%
1,980.00	-10.00%	0.00%	-10.00%	-10.00%
1,760.00	-20.00%	0.00%	-20.00%	-20.00%
1,540.00	-30.00%	0.00%	-30.00%	-30.00%
1,320.00	-40.00%	0.00%	-40.00%	-40.00%
1,100.00	-50.00%	0.00%	-50.00%	-50.00%
880.00	-60.00%	0.00%	-60.00%	-60.00%
660.00	-70.00%	0.00%	-70.00%	-70.00%
440.00	-80.00%	0.00%	-80.00%	-80.00%
220.00	-90.00%	0.00%	-90.00%	-90.00%
0.00	-100.00%	0.00%	-100.00%	-100.00%

JPMorgan Structured Investments —	PS- 2
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

The following example illustrates how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The Closing Value of the Downside Underlying decreases from its Initial Value of 2,200 to a Final Value of 1,100. Because the Upside Underlying remains flat or depreciates from its Initial Value to its Final Value, the Capped Upside Return is 0%. Because the Final Value of the Downside Underlying of 1,100 is less than its Initial Value of 2,200 and its Underlying Return is -50%, the Downside Return is equal to -50%. Accordingly, the investor receives a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + -50%) = $500

Example 2: The Closing Value of the Downside Underlying decreases from its Initial Value of 2,200 to a Final Value of 0. Because the Upside Underlying remains flat or depreciates from its Initial Value to its Final Value, the Capped Upside Return is 0%. Because the Final Value of the Downside Underlying of 0 is less than its Initial Value of 2,200 and its Underlying Return is -100%, the Downside Return is equal to -100%. Accordingly, the investor receives a payment at maturity of $0 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + -100%) = $0

Scenario C: The Upside Underlying remains flat or appreciates from its Initial Value to its Final Value, while the Downside Underlying remains flat or depreciates from its Initial Value to its Final Value.

If the Upside Underlying remains flat or appreciates from its Initial Value to its Final Value, the Capped Upside Return will reflect any appreciation of the Upside Underlying times the Upside Leverage Factor, subject to the Maximum Return. If the Downside Underlying remains flat or depreciates from its Initial Value to its Final Value, the Downside Return will reflect any depreciation of the Downside Underlying. Accordingly, under these circumstances, the performances of the Underlyings will wholly or partially offset each other, and the investor will lose some or all of their principal amount at maturity if the Capped Upside Return is not sufficient to offset the Downside Return. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Final Value of the Upside Underlying	Underlying Return of the Upside Underlying	Capped Upside Return	Final Value of the Downside Underlying	Underlying Return of the Downside Underlying	Downside Return	Total Return
150.00	50.00%	18.75%	2,200.00	0.00%	0.00%	18.75%
150.00	50.00%	18.75%	2,090.00	-5.00%	-5.00%	13.75%
150.00	50.00%	18.75%	1,980.00	-10.00%	-10.00%	8.75%
150.00	50.00%	18.75%	1,650.00	-25.00%	-25.00%	-6.25%
150.00	50.00%	18.75%	1,100.00	-50.00%	-50.00%	-31.25%
150.00	50.00%	18.75%	0.00	-100.00%	-100.00%	-81.25%
120.00	20.00%	18.75%	2,200.00	0.00%	0.00%	18.75%
120.00	20.00%	18.75%	2,090.00	-5.00%	-5.00%	13.75%
120.00	20.00%	18.75%	1,980.00	-10.00%	-10.00%	8.75%
120.00	20.00%	18.75%	1,650.00	-25.00%	-25.00%	-6.25%
120.00	20.00%	18.75%	1,100.00	-50.00%	-50.00%	-31.25%
120.00	20.00%	18.75%	0.00	-100.00%	-100.00%	-81.25%
110.00	10.00%	12.50%	2,200.00	0.00%	0.00%	12.50%
110.00	10.00%	12.50%	2,090.00	-5.00%	-5.00%	7.50%
110.00	10.00%	12.50%	1,980.00	-10.00%	-10.00%	2.50%
110.00	10.00%	12.50%	1,650.00	-25.00%	-25.00%	-12.50%
110.00	10.00%	12.50%	1,100.00	-50.00%	-50.00%	-37.50%
110.00	10.00%	12.50%	0.00	-100.00%	-100.00%	-87.50%
105.00	5.00%	6.25%	2,200.00	0.00%	0.00%	6.25%
105.00	5.00%	6.25%	2,090.00	-5.00%	-5.00%	1.25%
105.00	5.00%	6.25%	1,980.00	-10.00%	-10.00%	-3.75%
105.00	5.00%	6.25%	1,650.00	-25.00%	-25.00%	-18.75%
105.00	5.00%	6.25%	1,100.00	-50.00%	-50.00%	-43.75%
105.00	5.00%	6.25%	0.00	-100.00%	-100.00%	-93.75%
100.00	0.00%	0.00%	2,200.00	0.00%	0.00%	0.00%
100.00	0.00%	0.00%	2,090.00	-5.00%	-5.00%	-5.00%
100.00	0.00%	0.00%	1,980.00	-10.00%	-10.00%	-10.00%
100.00	0.00%	0.00%	1,650.00	-25.00%	-25.00%	-25.00%
100.00	0.00%	0.00%	1,100.00	-50.00%	-50.00%	-50.00%
100.00	0.00%	0.00%	0.00	-100.00%	-100.00%	-100.00%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 120, and the Closing Value of the Downside Underlying decreases from its Initial Value of 2,200 to a Final Value of 2,090. Because the Final Value of the Upside Underlying of 120 is greater than its Initial Value of 100 and its Underlying Return of 20% times the Upside Leverage Factor of 1.25 exceeds the Maximum Return of 18.75%, the Capped Upside Return is equal to 18.75%. Because the Final Value of the Downside Underlying of 2,090 is less than its Initial Value of 2,200 and its Underlying Return is -5%, the Downside Return is equal to -5%. Accordingly, the investor receives a payment at maturity of $1,137.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 18.75% + -5%) = $1,137.50

Example 2: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 110, and the Closing Value of the Downside Underlying decreases from its Initial Value of 2,200 to a Final Value of 1,650. Because the Final Value of the Upside Underlying of 110 is greater than its Initial Value of 100 and its Underlying Return of 10% times the Upside leverage factor of 1.25 does not exceed the Maximum Return of 18.75%, the

JPMorgan Structured Investments —	PS- 3
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

Capped Upside Return is equal to 12.50%. Because the Final Value of the Downside Underlying of 1,650 is less than its Initial Value of 2,200 and its Underlying Return is -25.00%, the Downside Return is equal to -25.00%. Accordingly, the investor receives a payment at maturity of $875 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 12.50% + -25%) = $875

Example 3: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 105, and the Closing Value of the Downside Underlying decreases from its Initial Value of 2,200 to a Final Value of 2,090. Because the Final Value of the Upside Underlying of 105 is greater than its Initial Value of 100 and its Underlying Return of 5% times the Upside Leverage Factor of 1.25 does not exceed the Maximum Return of 18.75%, the Capped Upside Return is equal to 6.25%. Because the Final Value of the Downside Underlying of 2,090 is less than its Initial Value of 2,200 and its Underlying Return is -5%, the Downside Return is equal to -5%. Accordingly, the investor receives a payment at maturity of $1,012.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 6.25% + -5%) = $1,012.50

Example 4: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 150, and the Closing Value of the Downside Underlying decreases from its Initial Value of 2,200 to a Final Value of 1,100. Because the Final Value of the Upside Underlying of 150 is greater than its Initial Value of 100 and its Underlying Return of 50% times the Upside leverage factor of 1.25 exceeds the Maximum Return of 18.75%, the Capped Upside Return is equal to 18.75%. Because the Final Value of the Downside Underlying of 1,100 is less than its Initial Value of 2,200 and its Underlying Return is -50%, the Downside Return is equal to -50%. Accordingly, even though the Upside Underlying appreciated by the same percentage that the Downside Underlying depreciated, because of the effect of the Maximum Return on the Capped Upside Return, the investor receives a payment at maturity of $687.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 18.75% + -50%) = $687.50

Scenario D: The Upside Underlying remains flat or depreciates from its Initial Value to its Final Value, while the Downside Underlying remains flat or appreciates from its Initial Value to its Final Value.

If the Upside Underlying remains flat or depreciates from its Initial Value to its Final Value, the Capped Upside Return will be equal to 0%, regardless of any deprecation in the Upside Underlying. If the Downside Underlying remains flat or appreciates from its Initial Value to its Final Value, the Downside Return will be equal to 0%, regardless of any appreciation of the Downside Underlying. Accordingly, under these circumstances, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 4
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Underlying Return of the Upside Underlying by the Upside Leverage Factor, up to the Maximum Return of 18.75%. Accordingly the maximum payment at maturity is $1,187.50 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	RETURN LINKED TO THE UNDERLYINGS — The return on the notes is linked to any appreciation of an equally weighted basket consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund, subject to the Maximum Return, and any depreciation of the S&P 500® Index.

The Health Care Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, which seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Health Care Select Sector Index, which we refer to as the Underlying Index with respect to the Health Care Select Sector SPDR® Fund. The Health Care Select Sector Index is a modified market capitalization-based index that measures the performance of the health care sector of the S&P 500® Index.  The Health Care Select Sector Index includes companies in the following industries: health care equipment and supplies; health care providers and services; health care technology; biotechnology; pharmaceuticals; and life sciences tools and services.  For additional information about the Health Care Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

The Industrial Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, which seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Industrial Select Sector Index, which we refer to as the Underlying Index with respect to the Industrial Select Sector SPDR® Fund.  The Industrial Select Sector Index is a modified market capitalization-based index that measures the performance of the industrial sector of the S&P 500® Index.  The Industrial Select Sector Index includes companies in the following industries: aerospace and defense; building products; construction and engineering; electrical equipment; industrial conglomerates; machinery; trading companies and distributors; commercial services and supplies; professional services; air freight and logistics; airlines; marine; road and rail; and transportation infrastructure.  For additional information about the Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

The Financial Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, which seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index, which we refer to as the Underlying Index with respect to the Financial Select Sector SPDR® Fund.  The Financial Select Sector Index is a modified market capitalization-based index that measures the performance of the financial sector of the S&P 500® Index.  The Financial Select Sector Index includes companies in the following industries: diversified financial services, insurance, banks, capital markets, mortgage real estate investment trusts (“REITs”), consumer finance, thrifts and mortgage finance.  Prior to September 19, 2016, the Financial Select Sector Index also included companies in the following industries: equity REITs and real estate management and development.  For additional information about the Financial Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement, as supplemented by the following paragraph.

On September 19, 2016, the Financial Select Sector Index was reconstituted to eliminate the stocks of real estate management and development companies and REITs (other than mortgage REITs) (“real estate stocks”).  In order to implement a corresponding change to its portfolio, the Financial Select Sector SPDR® Fund exchanged its real estate stocks for shares of the Real Estate Select Sector SPDR® Fund and then distributed those shares to its holders as a special share distribution with an ex-date of September 19, 2016.  As of September 19, 2016, the Financial Select Sector SPDR® Fund no longer holds real estate stocks.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. See “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as

JPMorgan Structured Investments —	PS- 5
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. For example, the notes could be treated either as subject (in whole or in part) to the “constructive ownership transaction” rules of Section 1260 of the Internal Revenue Code, as discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, or as “contingent payment debt instruments.” In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both Underlyings, the Funds composing the Upside Underlying or any of the component securities of the Funds. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to any appreciation of the Upside Underlying times the Upside Leverage Factor, subject to the Maximum Return, and any depreciation of the Downside Underlying, from their respective Initial Values to their respective Final Values, and will depend on whether, and the extent to which, the Capped Upside Return and the Downside Return are positive or negative. You will lose some or all of your principal amount at maturity if the Capped Upside Return is not sufficient to offset the Downside Return.

The Capped Upside Return will not be sufficient to offset the Downside Return if:

(a) each Underlying depreciates from its Initial Value to its Final Value,

(b) the Downside Underlying depreciates from its Initial Value to its Final Value while the Upside Underlying remains flat from its Initial Value to its Final Value,

(c) the Downside Underlying depreciates from its Initial Value to its Final Value by a greater percentage than the Upside Leverage Factor times the percentage by which the Upside Underlying appreciates from its Initial Value to its Final Value or

(d) the Downside Underlying depreciates from its Initial Value to its Final Value by a percentage that is greater than the Maximum Return.

For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlyings?” in this pricing supplement.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — Your return, if any, on the notes will not exceed the Maximum Return of 18.75%, regardless of the appreciation of either Underlying, which may be significant.
•	YOU WILL NOT BENEFIT FROM ANY APPRECIATION OF THE DOWNSIDE UNDERLYING — The exposure of the notes to the Downside Underlying is limited to any negative performance of the Downside Underlying. You will receive no benefit from any appreciation of the Downside Underlying, which may be significant.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment

JPMorgan Structured Investments —	PS- 6
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	ANY APPRECIATION OF THE UPSIDE UNDERLYING MAY BE MODERATED OR MORE THAN OFFSET BY ANY DEPRECATION OF THE DOWNSIDE UNDERLYING — The payment at maturity on the notes will be reduced to reflect any depreciation of the Downside Underlying from its Initial Value to its Final Value. This will be true even if the Upside Underlying appreciates from its Initial Value to its Final Value. Therefore, in calculating the payment at maturity, any appreciation of the Upside Underlying may be moderated, or more than offset, by any depreciation of the Downside Underlying.
•	THE NOTES DO NOT REPRESENT AN INVESTMENT IN A BASKET OF THE UNDERLYINGS — Your return on the notes will be determined by reference to any appreciation of the Upside Underlying times the Upside Leverage Factor, subject to the Maximum Return, and any depreciation of the Downside Underlying. You may lose some or all of your principal amount at maturity if the Downside Underlying depreciates. Please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlyings?” for additional information.
•	CHANGES IN THE VALUES OF THE FUNDS INCLUDED IN THE UPSIDE UNDERLYING MAY NOT BE CORRELATED AND MAY OFFSET EACH OTHER, OR CHANGES IN VALUE MAY BE CORRELATED IN A MANNER THAT ADVERSELY AFFECTS ANY PAYMENT ON THE NOTES — Movements in the values of the Funds included in the Upside Underlying may not be correlated with each other. At a time when the value of one or more of these Funds increases, the value of the other Funds may not increase as much or may even decline. Therefore, in calculating the performance of the Upside Underlying, increases in the value of one or more of its Funds may be moderated, or more than offset, by lesser increases or declines in the value of the other Funds. In addition, high correlation of movements in the values of these Funds during periods of negative returns among the Funds could have an adverse effect on any payment on the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the Financial Select Sector SPDR® Fund and the S&P 500® Index. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Financial Select Sector SPDR® Fund, the S&P 500® Index or the notes.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest

JPMorgan Structured Investments —	PS- 7
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the Underlyings and the Funds composing the Upside Underlying;
o	the time to maturity of the notes;
o	the dividend rates on the Funds composing the Upside Underlying and the equity securities held by those Funds and on the equity securities included in the Downside Underlying;
o	the expected positive or negative correlation between the Upside Underlying and the Downside Underlying, or the expected absence of such correlation;
o	interest and yield rates in the market generally;
o	the occurrence of certain events to a Fund that may or may not require an adjustment to the Share Adjustment Factor for that Fund; and
o	a variety of other economic, financial, political, regulatory and judicial events.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Funds composing the Upside Underlying or the securities held by those Funds or included in the Downside Underlying would have.
•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS — Although the shares of the Funds are listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market. Each Fund is subject to management risk, which is the risk that the investment strategies of that Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of that Fund, and consequently, the value of the notes.
•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE — Each Fund does not fully

JPMorgan Structured Investments —	PS- 8
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

replicate its Underlying Index and may hold securities different from those included in its Underlying Index. In addition, the performance of a Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of a Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of that Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of a Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	RISKS ASSOCIATED WITH THE HEALTH CARE SECTOR WITH RESPECT TO THE HEALTH CARE SELECT SECTOR SPDR® FUND — All or substantially all of the equity securities held by the Health Care Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the health care sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of healthcare through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market. These factors could affect the health care sector and could affect the value of the equity securities held by the Health Care Select Sector SPDR® Fund and the price of the Health Care Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.
•	RISKS ASSOCIATED WITH THE INDUSTRIAL SECTOR WITH RESPECT TO THE INDUSTRIAL SELECT SECTOR SPDR® FUND — All or substantially all of the equity securities held by the Industrial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the industrial sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Industrial companies are affected by supply and demand both for their specific product or service and for industrial sector products in general. Government regulation, world events, exchange rates and economic conditions, technological developments and liabilities for environmental damage and general civil liabilities will likewise affect the performance of these companies. Aerospace and defense companies, a component of the industrial sector, can be significantly affected by government spending policies because companies involved in this industry rely, to a significant extent, on U.S. and foreign government demand for their products and services. Thus, the financial condition of, and investor interest in, aerospace and defense companies are heavily influenced by governmental defense spending policies, which are typically under pressure from efforts to control the U.S. (and other) government budgets. Transportation securities, a component of the industrial sector, are cyclical and have occasional sharp price movements which may result from changes in the economy, fuel prices, labor agreements and insurance costs. These factors could affect the health care sector and could affect the value of the equity securities held by the Industrial Select Sector SPDR® Fund and the price of the Industrial Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.
•	RISKS ASSOCIATED WITH THE FINANCIAL SECTOR WITH RESPECT TO THE FINANCIAL SELECT SECTOR SPDR® FUND — All or substantially all of the equity securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the financial sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition.

JPMorgan Structured Investments —	PS- 9
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets.  Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses.  Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations.   Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the financial sector.  Insurance companies may be subject to severe price competition.  These factors could affect the financial sector and could affect the value of the equity securities held by the Financial Select Sector SPDR® Fund and the price of the Financial Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.

•	THE FINANCIAL SELECT SECTOR SPDR® FUND RECENTLY CEASED PROVIDING EXPOSURE TO THE REAL ESTATE SECTOR — The Financial Select Sector SPDR® Fund seeks to track the Financial Select Sector Index. On September 19, 2016, the Financial Select Sector Index was reconstituted to eliminate the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“real estate stocks”). In order to implement a corresponding change to its portfolio, the Financial Select Sector SPDR® Fund exchanged its real estate stocks for shares of the Real Estate Select Sector SPDR® Fund and then distributed those shares to its holders as a special share distribution with an ex-date of September 19, 2016. As of September 19, 2016, the Financial Select Sector SPDR® Fund no longer holds real estate stocks. The Financial Select Sector SPDR® Fund now tracks the performance of only those financial company stocks that remain in the Financial Select Sector Index following its reconstitution, which exclude real estate stocks. Consequently, the Financial Select Sector SPDR® Fund is less diversified, and is more concentrated in the financial sector, than it was before this change to its portfolio.

The net asset value of the shares of the Real Estate Select Sector SPDR® Fund distributed for each share of the Financial Select Sector SPDR® Fund represented approximately 18.8% of the net asset value of the Financial Select Sector SPDR® Fund as of September 16, 2016.  Accordingly, the changes to the Financial Select Sector SPDR® Fund described above represent a significant change in the nature of the Financial Select Sector SPDR® Fund and its holdings.  These changes could adversely affect the performance of the Financial Select Sector SPDR® Fund and, in turn, the value of the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of each Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of a Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —	PS- 10
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

Historical Information

The following graphs show the historical weekly performance of each Underlying, as well as each Fund composing the Upside Underlying, from January 7, 2011 through November 18, 2016. The graph of the historical Upside Underlying performance assumes the Pricing Date was January 7, 2011 (and therefore its Closing Value on that date was 100). The closing price of one share of the Health Care Select Sector SPDR® Fund on November 18, 2016 was $69.70. The closing price of one share of the Industrial Select Sector SPDR® Fund on November 18, 2016 was $61.30. The closing price of one share of the Financial Select Sector SPDR® Fund on November 18, 2016 was $22.16. The closing level of the S&P 500® Index on November 18, 2016 was 2,181.90.

On September 19, 2016, the Financial Select Sector SPDR® Fund made a significant change to its portfolio so that it no longer holds real estate stocks.  The Financial Select Sector SPDR® Fund now tracks the performance of only those financial company stocks that remain in the Financial Select Sector Index following its reconstitution, which exclude real estate stocks. The historical performance of the Financial Select Sector SPDR® Fund shown below might have been meaningfully different had the Financial Select Sector SPDR® Fund not held real estate stocks prior to September 19, 2016.

We obtained the closing prices of the Funds and the closing level of the Downside Underlying above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices of each Fund above and below may have been adjusted by Bloomberg for actions taken by that Fund, such as stock splits. The historical closing prices of one share of each Fund and the closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of any Fund or the closing level of the Downside Underlying on any Ending Averaging Date. There can be no assurance that the performances of the Underlyings will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 11
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

JPMorgan Structured Investments —	PS- 12
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

JPMorgan Structured Investments —	PS- 13
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlyings?” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General

JPMorgan Structured Investments —	PS- 14
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index

Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

JPMorgan Structured Investments —	PS- 15
Relative Value Return Enhanced Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Health Care Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Financial Select Sector SPDR® Fund and the Downside Return of the S&P 500® Index